As filed with the Securities and Exchange Commission February 11, 2004

                               File No. 000-32893

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CAL-BAY INTERNATIONAL, INC.
                 (Name of Small Business Issuer in its charter)


            NEVADA                     3652                     26-0021800

  (State of Incorporation)  Primary Standard Industrial       I.R.S. Employer
                            Classification Code Number     Identification Number


                  1582 PARKWAY LOOP, SUITE G, TUSTIN, CA 92780
                     (Address of Principal Executive Offices)

                          BUSINESS CONSULTING AGREEMENT
                            (Full title of the plan)

          ROBERT THOMPSON, 1582 PARKWAY LOOP, SUITE G, TUSTIN, CA 92780
                     (Name and address of agent for service)

                                  714-258-7070
          (Telephone number, including area code, of agent for service)



                          CALCULATION  OF  REGISTRATION  FEE

Title of Securities     Amount of          Proposed            Proposed            Amount of
to be registered     Securities to be  maximum offering         maximum        registration fee
                        registered      price per unit*   aggregate offering
                                                                price*

Common Stock. . . .         1,500,000  $             .03  $            45,000  $            5.70

*  Estimates  of  the  proposed  maximum  offering price per unit and proposed maximum aggregate offering  price  solely  for calculating the registration fee pursuant to Rule 457(c) and (h) of the  Securities  Act  of  1933, and based on the average bid and asked price of the registrant's common  stock  as  of  February  10, 2004, a date within five business days prior to the date of filing  of  this  registration  statement.


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

                                     PART I.

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM  1.  PLAN  INFORMATION

A copy of the Business Consulting Agreement (the "Plan") is attached hereto and incorporated herein by this reference.

ITEM  2.  REGISTRANT  INFORMATION

Copies of the Plan and all documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated as part of the Section 10(a) prospectus by this reference, and shall be made available to the Plan's participants upon written or oral request. Requests for such information should be directed to the Company at 1582 Parkway Loop, Suite G, Tustin, CA 92780, telephone 714-258-7070.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

The following documents filed by Cal Bay International, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference:

     1. The Company's Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 21, 2003;

     2. All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

     3. The description of the Common Stock contained in the Company's Form 10-SB Registration Statement filed on June 18, 2001 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Registration Statement have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM  4.  DESCRIPTION  OF  SECURITIES

The common stock of the Company being registered pursuant to this Registration Statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's initial Form 10-SB Registration Statement filed with the Commission on June 18, 2001, and any amendment or report filed for the purpose of updating such description is incorporated herein by reference. (See "Item 3. Incorporation of Documents by Reference.")


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

ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL

Cletha A. Walstrand, Salt Lake City, Utah, is corporate counsel to the Registrant and has rendered an opinion as to the Common Stock offered hereby.

ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

An officer or director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer or director, except for liability to the Corporation or to its shareholders for monetary damages for (i) acts of omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Any repeal or modification of the indemnification rights granted to officers and directors of the corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of an officer or director of the Company for acts or omissions prior to the repeal or modification of the right of indemnification.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED

No restricted securities are being reoffered or resold pursuant to this registration statement.

ITEM  8.  EXHIBITS

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 6.

ITEM  9.  UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


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

     (i)  to  include  any  prospectus  required by Section 10(a)(3) of the 1933
          Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on this 10th day of February, 2004.


                                   CAL  BAY  INTERNATIONAL,  INC.



                              By:  /s/  Robert  Thompson
                                   -------------------------
                                   Robert  Thompson
                                   Chief  Executive  Officer



                              By:  /s/Charles  Prebay
                                   --------------------------------
                                   Charles  Prebay
                                   Chief  Financial  Officer
                                   (Principal  Accounting  Officer)


Pursuant to the requirements of the Securities Act of 1933, his registration statement has been signed by the following persons in the capacities and on the date indicated.



Date:  February  10,  2004         /s/Robert  Thompson
                                   -------------------
                                   Robert  Thompson
                                   Director



Date:  February  10,  2004         /s/Charles  Prebay
                                   ------------------
                                   Charles  Prebay
                                   Director



                                 INDEX  TO  EXHIBITS


Exhibit No.  Title of Document                                        Location
-----------  -----------------------------------------------------  ------------
        4.1  Business Consultant Agreement, Linwood C. Meehan, III  Attached
        4.2  Business Consultant Agreement, Jennifer Crone . . . .  Attached
        5.1  Opinion and consent of Counsel with respect to the
               legality of the issuance of securities being issued  See Ex. 23.1
       23.1  Legal Opinion . . . . . . . . . . . . . . . . . . . .  Attached
       23.2  Consent of Argy and Co. . . . . . . . . . . . . . . .  Attached


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